EXHIBIT 99(d)


                               HECHINGER COMPANY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                        (in thousands except share data)

                                                           CLASS A     CLASS B    ADDITIONAL
                                                           COMMON      COMMON     PAID-IN       RETAINED    UNEARNED       TREASURY
                                                            STOCK      STOCK      CAPITAL       EARNINGS    COMPENSATION   STOCK
                                                           -------     -------    ----------    --------    ------------   --------
BALANCE, FEB. 3, 1996                                      $3,089      $1,143     $238,248      $157,990    $   (759)      $(672)

Restricted stock awards earned                                  -           -            -             -         506           -
Conversions from Class B to Class A common stock              172        (172)           -             -           -           -
   (1,715,558 Class A common shares)
Purchase of treasury stock (57,940 Class A common shares)       -           -            -             -           -        (213)
Net loss                                                        -           -            -       (25,076)          -           -
                                                           -------     -------    ---------     ---------   ---------      ------

BALANCE, FEB. 1, 1997                                       3,261         971      238,248       132,914        (253)       (885)

Restricted stock awards earned                                  -           -            -             -         127           -
Conversions from Class B to Class A common stock               24         (24)           -             -           -           -
   (243,500 Class A common shares)
Net loss                                                        -           -            -       (54,111)          -           -
                                                           -------     -------    ---------     ---------   ---------      ------

BALANCE, AUGUST 2, 1997 (unaudited)                        $3,285      $  947     $238,248      $ 78,803    $   (126)      $(885)
                                                           =======     =======    =========     =========   =========      ======
                                                                              TOTAL
                                                                            ---------
BALANCE, FEB. 3, 1996                                                       $ 399,039

Restricted stock awards earned                                                    506
Conversions from Class B to Class A common stock                                    -
   (1,715,558 Class A common shares)
Purchase of treasury stock (57,940 Class A common shares)                        (213)
Net loss                                                                      (25,076)
                                                                            ---------

BALANCE, FEB. 1, 1997                                                         374,256

Restricted stock awards earned                                                    127
Conversions from Class B to Class A common stock                                    -
   (243,500 Class A common shares)
Net loss                                                                      (54,111)
                                                                            ---------

BALANCE, AUGUST 2, 1997 (unaudited)                                         $ 320,272
                                                                            =========




See notes to consolidated financial statements.